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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in Registration Statements No. 333-14363, 333-19141, 333-24329, 333-35701, 333-81783, 333-92711, 333-48376, 333-09090, 333-09092, 333-11036, 333-68218, 333-101048, 333-100733, 333-100730, and 333-100729 on Form S-8 and in Registration Statement No. 333-91449 on Form S-3 of our reports dated March 16, 2005 relating to the consolidated financial statements and financial statement schedule of Dendrite International, Inc. and management's report on the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Dendrite International, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey March 16, 2005

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Consent of Independent Registered Public Accounting Firm